Exhibit 99.1

MEDIAMIND TECHNOLOGIES REPORTS 2011 FIRST QUARTER RESULTS
- Quarterly revenues of $18.9 million with non-GAAP diluted EPS of $0.07 -

New York, May 12, 2011 – MediaMind Technologies Inc. (NASDAQ: MDMD), the leading independent global provider of integrated digital advertising solutions, today announced its financial results for the first quarter ended March 31, 2011.

First Quarter Highlights

•	Revenues of $18.9 million, up 18% from the prior year period. Revenue growth is accelerating when compared to the preceding quarter and is expected to continue and accelerate in 2011 and 2012.
•	Non-GAAP net income of $1.6 million, or $0.07 per diluted share; GAAP net income of $0.6 million, or $0.03 per diluted share.
•	Adjusted EBITDA of $2.3 million.
•	Positive operating cash flow of $3.7 million.
•	Continued progress on data driven products, organizational realignment and growth of large advertiser base.

For the 2011 first quarter, revenues increased 18% to $18.9 million compared to $16.0 million in the prior-year period.  Revenue growth was driven by acceleration in the company’s data driven products, new customer wins and higher volumes of ad impressions.  Gross profit margin for the 2011 first quarter was in line with company expectations at 92% compared to 94% in the prior year period reflecting planned growth investments in 2011 and increased revenues from Smart Trading, the Company’s new Demand Side Platform product.

Net income attributable to Common stockholders for the 2011 first quarter was $0.6 million, or diluted earnings per share of $0.03, compared to $42 thousand, or diluted earnings per share of $0.00, in the first quarter of 2010.

On a non-GAAP basis, net income for the 2011 first quarter was $1.6 million, or non-GAAP diluted earnings per share of $0.07, compared to $0.8 million, or non-GAAP diluted earnings per share of $0.07, in the first quarter of 2010.

Adjusted EBITDA for the 2011 first quarter was $2.3 million versus $2.2 million in the prior-year period. See the reconciliation between GAAP and non-GAAP financial measures provided in the financial data below.

Cash flow provided by operating activities was $3.7 million in the first quarter of 2011.

Management Comments and Outlook

“We executed well against top and bottom line plan in the first quarter and have set the stage for accelerated top-line growth in 2011 and into 2012,” commented Gal Trifon, President and CEO of MediaMind.  “Demand was strong across all regions, highlighted by a 35% increase in our North American market, with a 124% increase in revenues from our data driven products and a growing contribution from our larger advertising partners.  We also strengthened our global presence during the period with the addition of a new data center in China and the acquisition of our fast-growing distribution partner in Italy.  Looking ahead, we see exciting growth opportunities in social media and mobile advertising trends and have solidified our plans to enhance our offering accordingly.”

For the 2011 second quarter, MediaMind expects to generate revenues in the range of $25 to $26 million.  Net income is expected in the range of $1.6 to $2.2 million, or diluted earnings per share of $0.07 to $0.10.  Non-GAAP net income is expected in the range of $3.1 to $3.6 million, or non-GAAP diluted earnings per share of $0.14 to $0.17.  Adjusted EBITDA for the 2011 second quarter is expected in the range of $5.0 million to $5.7 million, which reflects a previously anticipated high level of spend in the Company’s outlined growth initiatives.

The Company is also introducing its full year 2011 outlook.  MediaMind expects to generate 2011 revenues in the range of $99 to $101 million.  Net income for the full year is expected in the range of $9.1 to $10.8 million, or diluted earnings per share of $0.41 to $0.49.  Non-GAAP net income is expected in the range of $14.0 to $15.6 million, or non-GAAP diluted earnings per share of $0.63 to $0.70.  Adjusted EBITDA for the 2011 full year is expected in the range of $22.5 million to $22.8 million.

“We are providing full year 2011 guidance primarily to offer more clarity on the anticipated favorable impact of our growth investments which are expected to drive accelerated revenue growth and resulting adjusted EBITDA gains in the second half of the year,” commented Sarit Firon, CFO of MediaMind.  “We are very pleased with the performance to date of these growth areas including data driven products, international expansion including China, and larger advertisers, and look forward to increasing their contribution to our overall performance.”
Conference Call
The Company will host a conference call today at 4:30 p.m. ET to discuss its 2011 first quarter results and second quarter outlook.  To access the call, please dial 877-269-7756 (U.S.) or 201-689-7817 (international) approximately 10 minutes prior to the start of the call. The teleconference will also be available via live webcast on the investor relations portion of MediaMind's website, at http://ir.mediamind.com.  If you are unable to listen to the live teleconference, a replay will be available through May 14, 2011, and can be accessed by dialing 877-660-6853 (U.S.) or 201-612-7415 (international). Callers will be prompted for replay account number 379# followed by conference ID number 370712#. An archived version of the webcast will also be available under the investor relations section of MediaMind's website at http://ir.mediamind.com.

About MediaMind

MediaMind is a leading global provider of digital advertising campaign management solutions to advertising agencies and advertisers. MediaMind provides media and creative agencies, advertisers and publishers with an integrated platform to manage campaigns across digital media channels and a variety of formats, including rich media, in-stream video, display and search. Headquartered in New York, MediaMind delivered during 2010 campaigns for approximately 9,000 brand advertisers, servicing approximately 3,800 media agencies and creative agencies across approximately 8,200 global web publishers in 64 countries throughout North America, South America, Europe, Asia Pacific, Africa and the Middle East. For more information on MediaMind, visit http://www.MediaMind.com

Use of Non-GAAP Financial Measures

We believe that non−GAAP financial measures can provide useful information to both management and investors by excluding certain non−cash expenses that are not indicative of our core operating results. These measures should only be viewed in conjunction with corresponding GAAP measures.

MediaMind’s non−GAAP financial measures exclude the effect of stock−based compensation and the tax benefit resulting from it. The reconciliation between GAAP and non−GAAP financial measures is provided in the financial data below.

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements. These statements include descriptions regarding the intent, belief or current expectations of the Company or its officers with respect to the future consolidated results of operations and financial condition of the Company, the continued global growth of digital advertising, and the Company's ability to continue to gain market share and capitalize on the anticipated global growth of digital advertising. Such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from those expressed or implied in the forward-looking statements as a result of various factors and assumptions, including factors discussed under the heading “Risk Factors” in our final prospectus related to our initial public offering filed on August 12, 2010, our Annual Report on form 10K filed on March 8, 2011 and additional reports we file with the Securities and Exchange Commission.

Investor Contacts:
Jonathan Schaffer
The Blueshirt Group
T: 212.871.3953
ir@mediamind.com

Media Contact:
Alex Wellins
The Blueshirt Group
T: 415.217.5861
ir@mediamind.com

MEDIAMIND TECHNOLOGIES INC.
UNAUDITED GAAP CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands except share and per share data)

	Three months ended March 31,
	2010	2011
	Unaudited

Revenues	$16,001	$18,878
Cost of revenues	881	1,568

Gross profit	15,120	17,310

Operating expenses:
Research and development	2,261	2,952
Selling and marketing	10,048	11,565
General and administrative	1,975	2,387

Total operating expenses	14,284	16,904

Operating income:	836	406
Financial income, net	82	393

Income before taxes on income	918	799
Taxes on Income	358	240

Net income	560	559

Accretion of Preferred stock dividend preference	(518)	-

Net income attributable to Common stockholders	$42	$559

Net earnings per share:

Basic	$0.00	$0.03

Diluted	$0.00	$0.03

Weighted average number of shares of Common stock used in computing earnings per share (in thousands):

Basic	8,459	18,648

Diluted	11,303	21,775

MEDIAMIND TECHNOLOGIES INC.
UNAUDITED GAAP CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	March 31,
	2010	2011
		Unaudited
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$21,484	16,538
Short-term deposit	75,873	84,621
Restricted cash	1,180	1,185
Trade receivables, net	25,604	23,270
Other accounts receivable and prepaid expenses	2,926	6,503

Total current assets	127,067	132,117

LONG-TERM ASSETS:
Marketable securities	2,043	2,034
Deferred taxes	2,146	567
Severance pay fund	2,267	2,530
Other long-term assets	1,092	1,136

Total long-term assets	7,548	6,267

PROPERTY AND EQUIPMENT, NET	5,014	7,066

INTANGIBLE ASSETS AND GOODWILL	-	1,592

Total assets	$139,629	$147,042

MEDIAMIND TECHNOLOGIES INC.
UNAUDITED GAAP CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	March 31,
	2010	2011
		Unaudited
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Trade payables	$756	$1,994
Employees and payroll accruals	3,996	5,750
Other accounts payable	5,094	3,103

Total current liabilities	9,846	10,847

LONG-TERM LIABILITIES:
Deferred taxes, net	-	269
Accrued severance pay and other employee accruals	3,413	3,859
Other long term liability	-	640

Total long-term liabilities	3,413	4,768

STOCKHOLDERS' EQUITY
Stock capital:
Common stock of $ 0.001 par value -	22	22
Additional paid-in capital	109,927	113,843
Treasury stock at cost (3,161,704 shares of Common stock)	(23,213)	(23,213)
Accumulated other comprehensive gain (loss)	(440)	142
Retained earnings	40,074	40,633

Total stockholders' equity	126,370	131,427

Total liabilities and stockholders' equity	$139,629	$147,042

MEDIAMIND TECHNOLOGIES INC.
UNAUDITED GAAP CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)

	Three months ended March 31,
	2010	2011
	Unaudited
Cash flows from operating activities:

Net income	$560	$559
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	384	693
Compensation related to options granted to employees	972	1,239
Decrease in trade receivables	3,500	2,782
Increase in other accounts receivable, prepaid expenses	(327)	(1,940)
Decrease (increase) in deferred taxes	(382)	1,263
Increase in other long-term assets	(72)	(25)
Increase (decrease) in trade accounts payable	(281)	819
Increase (decrease) in employee and payroll accruals	(370)	1,733
Decrease in other payables	(257)	(2,471)
Increase in accrued severance pay and other employee accruals, net	298	147
Increase in accrued interest	(30)	(151)
Excess tax benefit from stock-based compensation		(968)
Gain on disposal of property and equipment	(51)	-

Net cash provided by operating activities	3,944	3,680

Cash flows from investing activities:

Investments in short-term deposits	(88)	(43,140)
Expiration of short-term deposits	-	34,538
Acquisition of business activity	-	(650)
Purchase of property and equipment	(1,188)	(2,188)
Proceeds from sale of property and equipment	11	-

Net cash used in investing activities	(1,265)	(11,440)

Cash flows from financing activities:

Proceeds from exercise of stock options and warrants	207	1,708
Excess tax benefit from stock-based compensation		968

Net cash provided by financing activities	207	2,676

Increase (decrease) in cash and cash equivalents	2,886	(5,084)
Effects of exchange rate changes on cash and cash equivalents	(97)	138
Cash and cash equivalents at the beginning of the period	15,363	21,484

Cash and cash equivalents at the end of the period	$18,152	$16,538

MEDIAMIND TECHNOLOGIES INC.
UNAUDITED GAAP CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)

	Three months ended March 31,
	2010	2011
	Unaudited
Supplemental disclosure of cash flow information:

Cash paid during the period for:

Income taxes paid	$1,811	$1,481

Interest on income tax paid	-	$5

Income interest received	$16	$193

Non-cash activities:

Purchase of property and equipment	$452	$540

Acquisition of business activity	$-	$942

Unaudited Reconciliation of GAAP Net income to Non-GAAP Net Income and Non-GAAP Earnings Per Share (Note1)
(in thousands, except per share data)

	Three months ended March 31,		Three months ended June 30,		Year ended December 31,
	2010	2011	2011	2011	2011	2011
			Min	Max	Min	Max
Net income attributable to Common stockholders	$42	$560	$1,600	$2,170	$9,100	$10,800
Stock Based Compensation, net of tax benefit	800	1,016	1,350	1,300	4,760	4,670
One time Exit Costs, net of tax benefit	-	-	160	160	160	160
Non−GAAP net income	$842	$1,576	$3,110	$3,630	$14,020	$15,630
Shares used in computing non−GAAP basic earnings per share	8,459	18,648	19,300	19,300	19,400	19,400
Shares used in computing non−GAAP diluted earnings per share	11,303	21,775	22,000	22,000	22,250	22,250
Non−GAAP basic earnings per share	$0.10	$0.08	$0.16	$0.19	$0.72	$0.81
Non−GAAP diluted earnings per share	$0.07	$0.07	$0.14	$0.17	$0.63	$0.70

Note 1 - To supplement our unaudited condensed consolidated financial statements presented on a basis consistent with GAAP, we disclose non−GAAP net income and non−GAAP earnings per share. These supplemental measures exclude stock−based compensation and one time Exit cost net of resulting taxes. These non−GAAP measures are not in accordance with and do not serve as an alternative for GAAP.

We believe that these non−GAAP measures have limitations in that they do not reflect all of the amounts associated with our GAAP results of operations. These non−GAAP measures should only be viewed in conjunction with corresponding GAAP measures. We compensate for the limitations of non−GAAP financial measures by relying upon GAAP results to gain a complete picture of our performance.

We believe that non−GAAP financial measures can provide useful information to both management and investors by excluding certain expenses that are not indicative of our core operating results. Among other uses, our management uses non−GAAP measures to compare our performance relative to forecasts and to benchmark our performance externally against competitors.

Unaudited Reconciliation of GAAP Net Income attributable to Common stockholders to Adjusted EBITDA (Note 2)
(in thousands)

	Three months ended March 31,		Three months ended June 30		Year ended December 31,
	2010	2011	2011	2011	2011	2011
			Min	Max	Min	Max
Net income attributable to Common stockholders	$42	$560	$1,600	$2,170	$9,100	$10,800
Accretion of Preferred of stock dividend preference	518	-	-	-	-	-
Net income	$560	$560	$1,600	$2,170	$9,100	$10,800
Financial income, net	(82)	(393)	(450)	(450)	(1,000)	(1,700)
Taxes on income	358	240	700	900	3,900	4,600
Depreciation and Amortization	384	693	1,300	1,300	4,500	4,200
One time Exit Costs	-	-	200	200	200	200
Stock Based Compensation	972	1,239	1,650	1,590	5,800	5,700
Adjusted EBITDA	$2,192	$2,338	$5,000	$5,710	$22,500	$23,800

Note 2 - Adjusted EBITDA is a metric used by management to measure operating performance. EBITDA represents net income before financial income, net, income tax expense depreciation and amortization. Adjusted EBITDA represents EBITDA excluding non-cash stock-based compensation expense one time Exit cost. We present Adjusted EBITDA as a supplemental performance measure because we believe it facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structures (affecting financial income, net), tax positions (such as the impact on periods or companies of changes in effective tax rates), the age and book depreciation of fixed assets (affecting relative depreciation expense), the amortization of intangible assets,the impact of non-cash stock-based compensation expense and the impact of one time Exit Cost. Because Adjusted EBITDA facilitates internal comparisons of operating performance on a more consistent basis, we also use Adjusted EBITDA in measuring our performance relative to that of our competitors. Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity. We understand that although Adjusted EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•
Although depreciation is a non-cash charge, the assets being depreciated will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.